                                                                      EXHIBIT 12

                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                         YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------
(IN MILLIONS)                               1990       1991       1992       1993       1994
- ----------------------------------------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
 losses and cumulative effects of
 accounting changes.....................  $    95.4  $   (49.1) $  (169.9) $  (319.2) $  (128.8)
Income tax provision (credit)...........       92.8       31.1      (59.4)    (147.7)     (35.5)
Minority interest in consolidated
 subsidiaries...........................        5.9        5.8        5.3        3.6        1.2
Preferred stock dividend requirements of
 majority owned subsidiary..............       (3.9)      (5.9)      (4.7)      (5.7)      (9.4)
Undistributed (earnings) loss of
 non-consolidated subsidiaries..........        (.6)       5.4        6.0       13.3        9.1
Capitalized interest....................      (64.8)     (81.9)     (47.4)     (10.8)      (4.7)
                                          ---------  ---------  ---------  ---------  ---------
                                              124.8      (94.6)    (270.1)    (466.5)    (168.1)
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------

Fixed charges:
  Interest charges (expensed and
    capitalized), amortization of debt
    discount and debt fees on all
    indebtedness........................      487.6      479.7      433.5      437.5      460.7
  Interest cost portion of rental
    expenses (33 1/3%)..................       25.4       26.8       27.8       27.4       29.1
  Preferred stock dividend requirements
    of majority owned subsidiary........        3.9        5.9        4.7        5.7        9.4
                                          ---------  ---------  ---------  ---------  ---------
      Total fixed charges...............      516.9      512.4      466.0      470.6      499.2
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------
Earnings before income taxes,
 undistributed (earnings) loss of
 non-consolidated subsidiaries, minority
 interest and fixed charges (excluding
 capitalized interest)..................  $   641.7  $   417.8  $   195.9  $     4.1  $   331.1
                                          ---------  ---------  ---------  ---------  ---------

Ratio of earnings to fixed charges......        1.2     (D)       (C)        (B)        (A)
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------

- ---------
(A) The Company's earnings for the year ended December 31, 1994 were insufficient to cover fixed charges by $168.1 million. Earnings for 1994 included a non-recurring pretax gain of $22.0 million relating to an involuntary conversion at the Company's Panama City, Florida pulp and paperboard mill. If such a non-recurring event had not occurred, earnings would have been insufficient to cover the fixed charges by $190.1 million.

(B) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. ("Titan"). If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.

(C) The Company's earnings for the year ended December 31, 1992 were insufficient to cover fixed charges by $270.1 million.

(D) The Company's earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $94.6 million. Earnings for 1991 included a non-recurring pretax gain of $41.8 million associated with the settlement and termination of a Canadian supply contract and a non-recurring pretax gain of $17.5 million relating to an involuntary conversion at the Company's Missoula, Montana mill. If such non-recurring events had not occurred, earnings would have been insufficient to cover the fixed charges by $153.9 million.
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